Exhibit 99.1

MEDCATH CONTACT:
O. Edwin French	Art Parker
President/Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700
MEDCATH CORPORATION REPORTS SECOND FISCAL QUARTER EARNINGS
          CHARLOTTE, N.C., May 9, 2011 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, today announced operating results for its second fiscal quarter ended March 31, 2011. On April 26, 2011, MedCath announced its intention to release the operating results for its second fiscal quarter ended March 31, 2011 on Tuesday, May 10, 2011. MedCath elected to release its quarterly results today and simultaneously with today’s announcement that it has entered into definitive agreements relating to the sale of Arkansas Heart Hospital and Heart Hospital of New Mexico (MedCath Corporation Announces Entering Into Definitive Agreements Relating to the Sale of Arkansas Heart Hospital and Heart Hospital of New Mexico, May 9, 2011). The operating results of Arkansas Heart Hospital and Heart Hospital of New Mexico are included in the financial results for all periods included in this release.
Second Fiscal Quarter Highlights
•	Net revenue of $97.2 million, up 0.4% compared to the second quarter of fiscal 2010.

•	Loss from continuing operations of ($12.3) million and adjusted EBITDA of $9.8 million, up 8.2% compared to second quarter of fiscal 2010. Adjusted EBITDA margin up 80 basis points to 10.1% from 9.3%.

•	Diluted loss per share from continuing operations of ($0.61) and adjusted EPS of $0.05.

•	Total admissions decrease for the second fiscal quarter of 2011 of 0.3%, and adjusted admissions decrease of 0.4%, compared to second quarter of fiscal 2010.
Second Quarter of Fiscal 2011 Results Compared to Second Quarter of Fiscal 2010 Results
              MedCath’s reported net revenue increased 0.4% to $97.2 million in the second quarter of fiscal 2011 compared to $96.8 million in the second quarter of fiscal 2010. Net loss was $(13.5) million in the second quarter of fiscal 2011 compared to $(11.2) million in the second quarter of fiscal 2010. MedCath’s income from continuing operations was $(8.9) million, or $(0.61) per diluted share, in the second quarter of fiscal 2011 compared to $(6.8) million, or $(0.46) per diluted share, in the second quarter of fiscal 2010.
                MedCath’s second quarter of fiscal 2011 financial results include the following items:
•	$19.5 million, or ($0.59) per diluted share, in long-lived asset impairment expense related to two hospitals;

•	$1.6 million, or ($0.05) per diluted share, of professional fees and other expenses incurred in connection with MedCath’s strategic options process announced on March 1, 2010;

•	$0.9 million, or ($0.03) per diluted share, in share-based compensation expense; and

•	$0.2 million, or $0.01 per diluted share, related to a gain on the sale of a small unconsolidated affiliate.
          MedCath’s second quarter of fiscal 2010 financial results include the following items:
•	$14.7 million, or ($0.60) per diluted share, in impairment expense;

•	$1.2 million, or ($0.03) per diluted share, in share-based compensation expense; and

•	$1.5 million, or ($0.05) per diluted share, loss on a note receivable.

          Adjusted EBITDA was $9.8 million in the second quarter of fiscal 2011 compared to $9.0 million in the same period of the prior year. MedCath’s Adjusted EPS for the second quarter of fiscal 2011 was $0.05 compared with $0.23 in the second quarter of fiscal 2010.
          Commenting on the quarter, O. Edwin French, MedCath President and Chief Executive Officer, stated “With a smaller number of operating units compared to the prior periods there’s potential for less predictability in this and future quarters. Our operating units were able to mitigate the risk this quarter with good cost management on soft admissions so I’m especially pleased with the earnings accretion we’re reporting.”
Operating Statistics and Cash Flow
          MedCath’s financial results for the second fiscal quarter ended March 31, 2011, reflect a 0.3% decrease in total admissions and a 0.4% decrease in adjusted admissions compared to the second quarter of fiscal 2010. Hospital outpatient cases, including emergency department visits, totaled 15,469 in the second quarter of fiscal 2011, up 14.7% compared to the second quarter of fiscal 2010.
          Total uncompensated care, which includes charity care plus bad debt expense, equaled 13.0% of hospital division net patient revenue before the deduction for charity care in the second quarter of fiscal 2011 compared to 12.5% in the second quarter of fiscal 2010.
          Net cash provided (used) by operating activities from continuing operations for the second quarter of fiscal 2011 was $(6.0) million compared to $9.7 million in the second quarter of fiscal 2010. This decline in net cash provided by operating activities primarily resulted from the payment of taxes during the quarter which were higher than amounts previously paid due to taxable gains incurred on asset sales in prior periods.
Impairment Expense
          MedCath’s second quarter of fiscal 2011 results include a $19.5 million impairment charge related to the reduction in the carrying value of long-lived assets associated with its Hualapai Mountain Medical Center (“HMMC”) and Louisiana Medical Center and Heart Hospital (“LMCHH”). The impairment charge reduced income from continuing operations by $19.5 million and earnings per diluted share by ($0.59) in the second quarter of fiscal 2011. In accordance with generally accepted accounting principles, MedCath evaluates whether or not the carrying values of long lived assets exceed their fair values whenever indications of impairment arise. The fair values of long lived assets were determined by a review of current and anticipated operating performance and outlook, and market-based information. MedCath will continue to evaluate the carrying value of its long lived assets when and if new indications of impairment exist.

          MedCath has intercompany notes outstanding with HMMC and LMCHH as of March 31, 2011. The net realizable value of those notes is the carrying value of the underlying assets that serve as collateral on the notes, which was approximately $44.7 million at March 31, 2011 after taking into consideration the impairment charges.
Use of Non-GAAP Financial Measures
          Included in this press release and the supplemental financial information furnished herewith are certain financial measures that are not calculated and presented in conformity with generally accepted accounting principles (“non-GAAP measures”), such as adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) and adjusted diluted earnings per share from continuing operations (“Adjusted EPS”). The supplemental financial information furnished herewith provides a quantitative reconciliation of Adjusted EBITDA and Adjusted EPS based on the following calculations as and for the periods identified below.
          Adjusted EBITDA for the second fiscal quarter of 2011 represents MedCath’s income (loss) from continuing operations, net of taxes attributable to MedCath’s common stockholders; income tax benefit, net income attributable to noncontrolling interests; equity in net earnings of unconsolidated affiliates; interest and other income; gain on sale of unconsolidated affiliates, interest expense; loss on disposal of property, equipment and other assets; impairment on long-lived assets; depreciation; share-based compensation expense, and professional fees associated with MedCath’s exploration of strategic options. Adjusted EPS for the second fiscal quarter of fiscal 2011 represents MedCath’s diluted loss per share from continuing operations adjusted for gain on sale of unconsolidated affiliates, professional fees associated with MedCath’s consideration of strategic options; impairment on long-lived assets and share-based compensation expense.
          Adjusted EBITDA for the first six months of fiscal quarter of 2011 represents MedCath’s income (loss) from continuing operations, net of taxes attributable to MedCath’s common stockholders; income tax benefit, net income attributable to noncontrolling interests; equity in net earnings of unconsolidated affiliates; interest and other income; gain on sale of unconsolidated affiliates, interest expense; loss on disposal of property, equipment and other assets; impairment on long-lived assets; depreciation; share-based compensation expense; sales tax refunds, and professional fees associated with MedCath’s exploration of strategic options. Adjusted EPS for the first six months of fiscal quarter of fiscal 2011 represents MedCath’s diluted loss per share from continuing operations adjusted for gain on sale of unconsolidated affiliates, professional fees associated with MedCath’s consideration of strategic options; impairment on long-lived assets; sales tax refunds, and share-based compensation expense.
          Adjusted EBITDA for the second fiscal quarter of 2010 represents MedCath’s income (loss) from continuing operations, net of taxes attributable to MedCath’s common stockholders, income tax benefit; net income attributable to noncontrolling interests; equity in earnings of unconsolidated affiliates; interest and other income, net; interest expense; loss on disposal of property, equipment and other assets; depreciation; share-based compensation expense, impairment on long-lived assets, and loss on note receivable. Adjusted EPS for the second fiscal quarter of fiscal 2010 represents MedCath’s diluted loss per share from continuing operations adjusted for share-based compensation expense; impairment loss on long-lived assets, and loss on note receivable.
          Adjusted EBITDA for the first six months of fiscal quarter of 2010 represents MedCath’s income (loss) from continuing operations, net of taxes attributable to MedCath’s common stockholders, income tax benefit; net income attributable to noncontrolling interests; equity in earnings of unconsolidated affiliates; interest and other income, net; interest expense; loss on disposal of property, equipment and other assets; depreciation; share-based compensation expense, impairment on long-lived assets; pre-opening expense, and loss on note receivable. Adjusted EPS for the first six months of fiscal quarter of fiscal 2010 represents MedCath’s diluted loss per share from continuing operations adjusted for share-based compensation expense; impairment loss on long-lived assets; pre-opening expense, and loss on note receivable.
          MedCath’s management uses Adjusted EBITDA to measure the performance of MedCath’s various operating entities, to compare actual results to historical and budgeted results and to make capital allocation decisions. Management provides Adjusted EBITDA and Adjusted EPS to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA and/or Adjusted EPS as a financial performance measure. Because Adjusted EBITDA and Adjusted EPS are non-GAAP measures, Adjusted EBITDA and Adjusted EPS, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations attributable to MedCath’s common stockholders and Adjusted EPS to diluted EPS from continuing operations.
          This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
          MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates six hospitals with a total of 533 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, and Texas.
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          Parts of this announcement contain forward-looking statements that involve risks and uncertainties, including statements regarding the evaluation of long lived assets and possible new indications of impairment. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, the implementation of healthcare reform legislation and future enactment of changes in federal law that would further limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy. The preparation of MedCath’s second quarter of fiscal 2011 operating results required management to make estimates and assumptions that affect reported amounts of revenues and expenses. There is a reasonable possibility that actual results may vary significantly from those estimates.
          These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Annual Report or Form 10-K for the year ended September 30, 2010 filed with the Securities and Exchange Commission on December 14, 2010. Copies of our filings with the Securities and Exchange Commission, including exhibits, are available at www.sec.gov to review.